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                           PURCHASE AND SALE CONTRACT

         This Purchase and Sale Contract ("CONTRACT"), dated as of May 17, 1996 (the "EFFECTIVE DATE") is made between "Z" LEASING CO., a Nevada general partnership ("SELLER"), and JP FOODSERVICE, INC., a Delaware corporation ("PURCHASER").

                                    RECITALS

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), made as of even date herewith, by and between Purchaser, JP Foodservice Distributors, Inc. ("JP DISTRIBUTORS"), Valley Industries, Inc. ("INDUSTRIES"), E&H Distributing Co., Inc. and the stockholders of Industries (who are identical to the partners of Seller), such parties have agreed to the merger of Industries with and into JP Distributors, in accordance with the terms contained therein (the "MERGER"); and

         WHEREAS, in connection with the Merger, Purchaser has agreed to purchase all of the assets and assume all of the liabilities of Seller (the "ACQUISITION") in accordance with the following terms and conditions:

         NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1.  PARTIES.

         The parties to this Contract are the Purchaser and Seller as set forth above.

2.  PROPERTY.

         On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (collectively, the "PROPERTY"):

            2.1 LAND. Fee simple title in and to all of those certain tracts of land situated in Clark County, Nevada, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller's right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, gores, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all
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easements, privileges, and hereditaments, whether or not of record, and (iv)
all access, air, water, riparian, development, utility, and solar rights (collectively, the "LAND").

            2.2 IMPROVEMENTS. The office/warehouse building located on the Land containing approximately 203,000 square feet of area, the maintenance garage, parking lots, and all other improvements and structures owned by Seller and constructed on the Land (collectively, the "IMPROVEMENTS"). The Land and Improvements are referred to herein as the "REAL PROPERTY."

            2.3  PERSONAL PROPERTY.  All

                   (1) mechanical systems, fixtures and equipment owned by Seller which comprise a part of or are attached to or located upon the Improvements;

                   (2) maintenance equipment and tools owned by Seller and used in connection with the Improvements;

                   (3) site plans, surveys, plans and specifications, and floor plans in Seller's possession which relate to the Land or Improvements and which are owned by Seller;

                   (4)  pylons and other signs owned by Seller;

                   (5) art work, paintings, posters and other graphics owned by Seller;

                   (6) keys, and any stoves, refrigerators, chilling equipment, compressors, ice makers, rack systems, generators, telephones, switchboards, fixtures, telex and fax machines, computers, and other machinery or appliances owned by Seller; and

                   (7) accounts, cash and other personal property of every kind and character owned by Seller, including, but not limited to, the personal property identified as such on the disclosure schedule attached hereto and incorporated herein (the "DISCLOSURE SCHEDULE") (collectively, the "PERSONAL PROPERTY").

            2.4 LEASE RIGHTS. Seller's interest in leases and rental agreements with tenants occupying space on the Land or in the Improvements (the "LEASES"), and any guaranties applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with the Leases.

            2.5 OTHER CONTRACT RIGHTS. Seller's interest in all accounts, accounts receivable, notes and contract rights (collectively, the "CONTRACT RIGHTS") related to the Land, Improvements, Personal Property or Leases, or related to any other real or personal property owned or leased by Seller ("OTHER PROPERTY"), including Seller's interest in the following: management, maintenance, construction, commission, architectural, engineering, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to





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the Improvements, Personal Property, or Leases that will remain in existence after Closing (collectively, the "OPERATING CONTRACTS"), subject to the limitations of Section 7.5.12.

            2.6 PERMITS. All permits, licenses, certificates of occupancy, and governmental approvals held by Seller which relate to the Land, Improvements, Personal Property, Leases, the Contract Rights, the Operating Contracts or Other Property (collectively, the "PERMITS").

            2.7 GOODWILL AND INTELLECTUAL PROPERTY RIGHTS. Any and all rights, titles and interests of Seller in and to the use of tradenames or trademarks used in connection with the Property or its business and any goodwill related to the Property.

            2.8 PENDING AWARDS. Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Land or Improvements or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Land, Improvements or Other Property.

            2.9 OTHER RIGHTS. All right, title and interest of Seller in and to all other real and personal property, whether tangible or intangible, and any and all other rights owned by Seller.

3.  PURCHASE PRICE.

         As the purchase price (the "PURCHASE PRICE") for the Property, the Purchaser agrees to assume all of the obligations, debts and other liabilities of the Seller and to issue and deliver to Seller (or, if so designated by Seller and permitted by applicable pooling restrictions, Seller's partners) Purchaser's common stock (the "JP STOCK") in the amounts as determined in
Article III of the Merger Agreement, less the amount of any reductions determined in accordance with Section 6.5 of this Contract.

4.  [INTENTIONALLY DELETED]

5.  TITLE AND SURVEY.

            5.1 TITLE COMMITMENT AND DOCUMENTS. As soon as practicable after the Effective Date and, in any event, within twenty (20) Business Days after the Effective Date, Seller, at Seller's sole cost and expense, will cause the following to be delivered to Purchaser:

                    (i) a current Commitment for Title Insurance (the "TITLE COMMITMENT") issued by Nevada Title Company (the "TITLE COMPANY"), on behalf of a title insurance company reasonably acceptable to Purchaser (the "TITLE UNDERWRITER"), setting forth the state of title to the Real Property, including a schedule of all liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral, or otherwise), conditions, restrictions, options, conditional sale contracts, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way,





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encroachments, overlaps, or other outstanding claims, interests, estates, or equities of any nature which affect title to the Real Property (collectively, the "TITLE EXCEPTIONS") that would appear in an owner's title policy, if one were issued, and

                    (ii) true, correct, and legible copies of all instruments that create or evidence Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment.

The Title Commitment will contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to Purchaser in the amount of $18,000,000, insuring the title to the Real Property as is specified in the Title Commitment, with the standard printed exceptions (as modified in accordance with Section 9.2.2 hereof).

            5.2 UCC SEARCHES. As soon as practicable after the Effective Date and, in any event, within twenty (20) Business Days after the Effective Date, Seller will also cause to be delivered to Purchaser a currently dated search of the Uniform Commercial Code Records of Clark County, Nevada, and the Nevada central filing location under the name of Seller, any subsidiary of Seller and any predecessor in interest to the Property reasonably requested by Purchaser (the "UCC SEARCHES").

            5.3 SURVEY. Within fifty-five (55) days after the Effective Date, Seller will cause to be delivered to Purchaser at Seller's sole cost a currently dated as-built, on-the-ground, ALTA survey of the Real Property prepared by a surveyor acceptable to the Underwriter and Purchaser, dated no earlier than the Effective Date, conforming to the requirements set forth on Exhibit B (the "SURVEY").

            5.4 REVIEW OF TITLE COMMITMENT, SURVEY AND EXCEPTION DOCUMENTS. Purchaser will have a period of ten (10) Business Days (the "TITLE REVIEW PERIOD") after Purchaser's receipt of the Title Commitment, UCC Searches, Survey, and other items described in Section 5.1 in which to give written notice to Seller specifying Purchaser's objections to any one or more of those items ("TITLE OBJECTIONS"), if any.

            5.5 SELLER'S RIGHT TO CURE; PURCHASER'S RIGHT TO TERMINATE. If Purchaser timely notifies Seller in writing of Title Objections, the respective rights and obligations of Seller and Purchaser shall be governed by the provisions of Section 6.5 of this Contract and Article X of the Merger Agreement.

            5.6 PERMITTED EXCEPTIONS. For purposes of this Contract the term "PERMITTED EXCEPTIONS" will mean (i) liens for property taxes not yet due and payable, (ii) mortgages, deeds of trust or other security agreements encumbering the Property in favor of First Interstate Bank of Nevada (Wells Fargo), (iii) the encroachment onto land owned by the State of Nevada which is expressly described in the disclosure schedule accompanying the Merger Agreement, (iv) any liens or encumbrances placed on the Real Property after the Effective Date with Purchaser's written consent, (v) the Tenant Lease and Sublease (hereinafter





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defined), and (vi)  any liens, encumbrances or exceptions in the nature of covenants, conditions, restrictions, easements, rights of way, encroachments, gaps or overlaps or the like which collectively do not interfere with the existing use or operation of the Property and, in the reasonable judgment of Purchaser, do not render title unmarketable or non-financeable by an institutional lender.

6.  DUE DILIGENCE.

            6.1 ITEMS TO BE DELIVERED BY SELLER. Within fifteen (15) Business Days following the Effective Date, Seller will deliver to Purchaser for Purchaser's review the following items (collectively, the "PROPERTY INFORMATION") if not previously delivered and if applicable to Seller or the
Property:

                    6.1.1 OPERATING CONTRACTS. True and complete copies of any written Operating Contracts currently existing, including all modifications, supplements or amendments, and a list of all unwritten Operating Contracts.

                    6.1.2 OPERATING CONTRACT SCHEDULE. A complete list and description of all Operating Contracts including (i) the name(s) of the parties to each Operating Contract, (ii) the service(s) rendered or to be rendered or the goods supplied or to be supplied under each such Operating Contract, (iii) the compensation or other amount payable by or to Seller under each Operating Contract, (iv) the terms and conditions for terminating each Operating Contract, and (v) notations as to which Operating Contracts are oral.

                    6.1.3 LEASES. True and complete copies of all Leases, subleases, sub-subleases, rental applications, occupancy inspections, rental deposit agreements, lease guaranties, estoppels and subordination, nondisturbance and attornment agreements relating to the Property, and all amendments with respect thereto.

                    6.1.4 RENT ROLL. A current "RENT ROLL" (herein so called), certified by Seller and containing (i) a complete list of the Leases, (ii) the rental rate and deposits paid by each tenant, and (iii) the term of each Lease.

                    6.1.5 TAX STATEMENTS. Copies of the real estate and personal property tax statements covering the Property for the three (3) previous tax years and, if received by Seller, the valuation notice issued with respect to the Property for the year of Closing, together with evidence of payment of all taxes currently due or past due.

                    6.1.6 INSURANCE POLICIES. Copies of all existing liability, property, rental value, title and other insurance policies pertaining to the Property.

                    6.1.7  PERMITS.  Copies of all Permits.





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                    6.1.8  DEVELOPMENT CONDITIONS.  A copy of all proffers, if any, and any land use agreements or other agreements imposing restrictions or conditions or limiting development of the Real Property.

                    6.1.9 PLANS AND SPECIFICATIONS. Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Real Property and leasehold improvements in the possession of Seller.

                    6.1.10 WARRANTIES. Copies of all unexpired warranties and guaranties covering the Personal Property and the roof, elevators, heating and air conditioning system, refrigeration and chilling equipment, compressors, rack systems, generators and any other component of the Improvements and a list and description of any third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Property.

                    6.1.11 UTILITY BILLS. Copies of all utility bills payable by Seller and related to the Real Property received during the prior twenty-four (24) months.

                    6.1.12 TESTS AND INSPECTIONS. Copies of soils and other engineering inspections (including copies of any current elevator inspections), tank pressure or leakage test results, tests, surveys, studies and reports pertaining to the Land or Improvements or any portion thereof, and all inspection reports or audits and information regarding the existence of hazardous substances or underground storage tanks on the Property or use or storage of hazardous substances on the Property, and any and all reports and audits with respect to compliance of the Property with the Americans with Disabilities Act (the "ADA") and any plan in existence for compliance with ADA and similar state or local laws with respect to disabled persons.

                    6.1.13 INVENTORY. A complete, itemized and detailed inventory of the Personal Property.

                    6.1.14 DISPUTES. Copies of any and all written claims, demands or notices from any third party which concern or otherwise affect the Property received by Seller during its ownership of the Property, including, without limitation, written notice of potential litigation, written notices from any governmental or quasi-governmental body, copies of any reports issued by the local fire marshall regarding inspection of the Improvements during Seller's ownership of the Real Property and a list of major repairs (excluding tenant improvements) and major casualties occurring during Seller's ownership of the Real Property, together with any internal lists of claims or anticipated litigation related to the Property prepared by or on behalf of the Seller.

                    6.1.15 INCOME AND EXPENSE STATEMENTS. Copies of income and expense statements with respect to the Property, including capital expenditures, for the three (3) most recent calendar years, accurately reflecting the operating history of the Property during such period.





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                    6.1.16 OPERATING INFORMATION.  Projected capital
expenditures for the Property for the current year and immediately subsequent year.

                    6.1.17 FILES. Correspondence and working files relating to the Property shall be made available for Purchaser's review at the Real Property.

                    6.1.18 APPRAISALS. Copies of any appraisals of the Real Property prepared in the three (3) most recent years.

            6.2 INSPECTION PERIOD. During the period commencing with the day on which all items enumerated in Section 6.1 have been delivered to Purchaser and ending at 12:00 midnight on the date which is forty-five (45) days thereafter (the "INSPECTION PERIOD"), Purchaser will have the option and right to conduct such title and other investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense, for Purchaser's due diligence.

            6.3  ACCESS.  To facilitate the due diligence contemplated in
Article 6 during the Inspection Period, Seller will provide Purchaser and Purchaser's agents and representatives access to the Property. Purchaser will conduct any such physical inspections, tests, examinations, studies, and appraisals only on Business Days and will use reasonable efforts to minimize interference with Seller's operations at the Property.

            6.4 INDEMNITY. Purchaser agrees to indemnify and hold Seller harmless from and against any liens, claims, or damages including, without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest and penalties, and reasonable attorneys' fees suffered or incurred by Seller as a result of the negligence or willful misconduct of Purchaser or Purchaser's agents or representatives in the conduct of the review. Purchaser will repair or cause to be repaired (i) any damages caused by the negligence or willful misconduct of Purchaser or Purchaser's agents or representatives in the conduct of the review, and (ii) to the extent practical, any other damage arising from Purchaser's inspections, tests, examinations, studies and approvals. Notwithstanding anything set forth herein to the contrary, the indemnification obligations of Purchaser in this Section
6.4 will survive the termination of this Contract for any reason.

            6.5 OBJECTIONABLE MATTERS. If Purchaser determines during the Inspection Period that the condition of the Property or related matters or the results of the title search (collectively a "Breach Matter") constitute a breach of any of the representations, warranties or agreements of Seller (or its partners) under this Contract or the Merger Agreement, and the cost to remedy such condition, as reasonably estimated by Purchaser and Seller, will exceed Ten Thousand Dollars ($10,000) (except for unsatisfactory environmental conditions for which there will be no threshold), or if any other matter related to the Property, or the operation thereof, first discovered during the Inspection Period (collectively a "Discovered Matter") is not reasonably





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satisfactory to Purchaser, and the cost to remedy such condition, as reasonably estimated by Purchaser and Seller, will exceed Ten Thousand Dollars ($10,000) (except for unsatisfactory environmental conditions for which there will be no threshold) (a Breach Matter and a Discovered Matter together being referred to herein as an "OBJECTIONABLE MATTER"), Purchaser shall give Seller written notice of such Objectionable Matter on or before the expiration of the Inspection Period. Provided, that the estimated cost to remedy the Objectionable Matter, as reasonably estimated by Purchaser and Seller, does not exceed Five Hundred Thousand Dollars ($500,000) (the "CAP AMOUNT"), Seller
shall endeavor to remedy the Objectionable Matter on or before the Closing
Date.   The Purchase Price, as calculated in accordance with Section 3.2(d) of the Merger Agreement, shall be reduced in the amount equal to the cost incurred by Seller or its affiliates to remedy or attempt to remedy the Objectionable Matter. In the event that Seller or its affiliates fail to remedy an Objectionable Matter (and pay for such remedy) on or before the Closing Date, the Purchase Price shall be reduced in an amount equal to the cost, as reasonably estimated by Purchaser and Seller, to remedy the Objectionable Matter. The parties acknowledge and agree that the reductions, if any, to the Purchase Price pursuant to this Section 6.5 or Section 7.1.26 below shall not affect in any way the calculation of the Z Leasing Consideration solely for purposes of calculating the Share Consideration determined pursuant to Section 3.2(c) of the Merger Agreement. Purchaser shall not be deemed to have waived any breach of a representation or warranty of Seller contained in this Contract or the Merger Agreement because of Purchaser's failure to notify Seller of an Objectionable Matter before the expiration of the Inspection Period. If the estimated cost to remedy the Objectionable Matter exceeds the Cap Amount (and unless Seller agrees to remedy the Objectionable Matter on or before the Closing Date or agrees to a reduction in the Purchase Price), then Purchaser may terminate this Contract and the Merger Agreement by giving written notice to Seller before the end of the Inspection Period, in which case the parties will have no further obligations under this Contract or the Merger Agreement. Purchaser agrees to consent to any loans from E&H Distributing Co., Inc. to Seller which may be necessary to enable Seller to remedy any Objectionable Matter raised by Purchaser pursuant to this Section 6.5.

7.  WARRANTIES, REPRESENTATIONS AND COVENANTS.

            7.1 EXPRESS WARRANTIES. Seller, and each of its general partners in their individual capacities, jointly and severally make the following warranties and representations to Purchaser:

                    7.1.1 TITLE TO PROPERTY. Seller has good, marketable and indefeasible title to the Property, and will convey such title to Purchaser on the Closing Date free and clear of all options, rights, covenants, easements, liens and other rights in favor of third parties except the Permitted Exceptions. Neither Seller nor any of its affiliates owns any parcel of land which is contiguous with any portion of the Land. The Property is free and clear of all mechanic's liens, liens, mortgages, or encumbrances of any nature, except as set forth in the Permitted Exceptions. None of the Property is held by Seller as lessee, vendor or vendee under a lease or installment sale contract. The Property is not subject to any outstanding agreements of sale





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or any options, liens, or other rights of third parties to acquire any interest therein, except as described in this Contract, and upon execution and delivery by Seller of the conveyancing documents required to be executed by Seller hereunder, Purchaser will be vested with good, marketable and indefeasible title to the Property subject to the Permitted Exceptions. Seller does not own, lease or have any ownership interest whatsoever in any real property other than the Land and Improvements. Seller does, however, own a promissory note secured by a wrap-around deed of trust covering a parcel of real property located in Henderson, Nevada which was formerly owned by Seller. None of the representations and warranties of Seller relating to the "Property" hereunder shall be deemed to refer to such parcel of real property in Henderson, but shall instead be deemed to refer to such secured promissory note.

                    7.1.2 [INTENTIONALLY DELETED]

                    7.1.3 PARTIES IN POSSESSION. There are no tenants or other parties in possession of any part of the Real Property, except (1) E&H Distributing Co., Inc., d/b/a/ Valley Food Distributors of Nevada, as tenant (the "TENANT") under a lease dated August 29, 1991, and amended April 1, 1992, February 28, 1994, and August 1, 1994 (and by subsequent annual CPI rental adjustments) (the "TENANT LEASE"), and (2) Nevada Fast Fuel, Inc., a Nevada corporation, as Tenant's subtenant (the "Subtenant") thereunder of a portion of the Land (the "NEVADA FAST FUEL PREMISES") pursuant to a ground lease dated April 23, 1993, and amended by letter agreement dated as of April 23, 1993 (the "SUBLEASE"), and (3) Fleet Star, Inc., a Delaware corporation ("SUB-SUBTENANT") as Subtenant's subtenant of a portion of the Nevada Fast Fuel Premises under a Lease Agreement dated as of June 1, 1994 (the "SUB-SUBLEASE") and no one other than Tenant, Subtenant and Sub-Subtenant has any right to occupy any part of the Real Property.

                    7.1.4 BANKRUPTCY. Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller, Tenant, Subtenant or Sub-Subtenant.

                    7.1.5 CONDEMNATION. No condemnation, eminent domain or similar proceedings have been instituted or, to the best of Seller's knowledge, threatened against the Property.

                    7.1.6 MATERIAL CHANGE. Seller has not received notice of, and has no other knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material change in the condition of the Property or any part thereof, or would in any way limit or impede the operation of the Property. Except as contemplated by the Merger Agreement and this Contract, Seller has not, during the prior two
(2) years, sold or otherwise disposed of or committed to dispose of any assets otherwise than in the ordinary course of business.





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                    7.1.7 EFFECTIVE CONTRACTS.  Except for the list of
Operating Contracts to be delivered to Purchaser pursuant to Article 6 and the Permitted Exceptions, there are no contracts of construction, employment, management, service, supply or any other matter which will affect the Property after Closing.

                    7.1.8 COMPLIANCE WITH LAWS. The Improvements and Personal Property and the current operation thereof comply in all material respects with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions.

                    7.1.9 LICENSES, PERMITS AND ACCESS.   Seller has acquired
all Permits, easements, and rights-of-way, including, without limitation, all building and occupancy permits, from all governmental authorities having jurisdiction over the Real Property or from private parties for the normal use, maintenance, occupancy, and operation of the Real Property and to ensure unimpeded access, ingress and egress to and from the Real Property as required to permit normal usage of the Improvements, and all such Permits, easements and rights-of-way are in full force and effect, and all Permit fees or taxes have been paid. The Real Property has direct access to and from roads which have been dedicated to public use and accepted by the appropriate governmental authority for public use and maintenance. Purchaser acknowledges that it was disclosed, in the Merger Agreement disclosure schedule, that the State of Nevada owns an approximately one-acre strip of land between the Land and Interstate 15 which Seller uses (without express permission) for parking, landscaping, ingress, egress and the like which uses are convenient but not critical to the existing operation or use of the Property.

                    7.1.10 INSURANCE COMPLIANCE. Seller currently has in place the public liability, casualty and other insurance coverage with respect to the Property in the amounts reflected in the insurance policies included in the Property Information. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring either the Improvements or the Personal Property nor the Board of Fire Underwriters has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller or any tenant under the Leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

                    7.1.11 ZONING; SUBDIVISION. Present zoning regulations of the City of Las Vegas and Clark County, Nevada, permit the current use of the Real Property, the Real Property complies with all applicable parking and vehicle maintenance requirements, and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land, except rights of occupancy as are set forth in the Lease, the Sublease and the Sub-Sublease or will be shown in the Title Commitment.





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                    7.1.12 HAZARDOUS SUBSTANCES.   (a)  Neither the Property
nor Seller's operation and management thereof is in violation of any Environmental Law (as hereinafter defined) or is subject to any clean-up order or pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (b) except as disclosed in Section 4.37 of the Disclosure Schedule attached to the Merger Agreement, the Property is not now and never has been used for industrial purposes or for the storage, treatment or disposal of hazardous waste, hazardous material, chemical waste, or other toxic substance; and (c) no hazardous substances or toxic wastes have been disposed of or are now located upon the Property in violation of applicable Environmental Law (including, without limitation, asbestos and PCB's). As used herein, the term "ENVIRONMENTAL LAW" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982, the Resource Conservation and Recovery Act of 1986, and the Toxic Substance Control Act. The hydrocarbon contamination of the Property identified in 1989 has been remediated or has subsided below applicable action levels in accordance with all Environmental Laws. Prior to Closing, Seller agrees to promptly notify Purchaser of any fact of which Seller acquires actual knowledge which would cause this representation to become false and of any written notice that Seller receives regarding the matters set forth in this Section 7.1.12. Except for a 10,000 gallon gasoline, 20,000 gallon diesel, and 1,000 gallon used oil tank, and 10,000 and 6,000 gallon gasoline tanks and a 20,000 gallon diesel tank located on the Nevada Fast Fuel Premises (the "IDENTIFIED TANKS"), no underground storage tanks have been or are now located on the Property. There has been no release, leak or spill from or associated with the Identified Tanks. The existence, use and operation of the Identified Tanks is in full compliance with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities.

                    7.1.13 AGREEMENTS AFFECTING PROPERTY. There are no contracts or other material obligations, other than those matters set forth in the Title Commitment, Survey, Operating Contracts, Tenant Lease, Sublease and Sub-Sublease, the Merger Agreement and this Contract, outstanding (i) for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Property and the business conducted thereon.

                    7.1.14 STATUS OF LEASE. Neither the Tenant Lease, Sublease or Sub-Sublease nor any other contract or agreement delivered by Seller to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser in writing at the time of delivery to Purchaser of the Property Information pursuant to Article 6. Other than the Merger Agreement, there are no written or oral agreements of any kind that could constitute a lease or contract relating to the Property (including any agreements for free rent, rent reduction or abatement, expense reimbursement, construction or remodeling allowance, lease takeover or rent reimbursement, or other agreements of a tenant inducement nature) that will not be disclosed to Purchaser in writing at the time of delivery of the Property Information pursuant to Article 6. A full and complete copy of the Tenant Lease, the Sublease and the Sub-Sublease and all amendments thereto have been or will be provided to Purchaser at the time of delivery of the Property Information pursuant to Article 6. The Tenant Lease is in full force and effect. Seller is the owner of the entire lessor's interest in and to the Tenant Lease, and neither the lessor's interest in the Tenant Lease nor the rents payable thereunder have been assigned, pledged or encumbered in any manner except as set forth in the Title Exceptions or disclosed under the Merger Agreement. Neither the Tenant nor Subtenant nor Sub-Subtenant has any right or option to purchase or otherwise acquire the Property or any portion thereof or interest therein (other than certain leasehold extension rights set forth in the Tenant Lease and Sublease), including, without limitation, any rights of first refusal. Except as indicated on the Rent Roll attached hereto as Exhibit J,
(i) no rentals or other amounts due under the Tenant Lease or Sublease have been paid more than one (1) month in advance, (ii) all security and other deposits of any type required under the Tenant Lease have been paid in full and are being held by Seller, (iii) except for any failure by Tenant to pay all or a portion of the monthly rent due after May 31, 1996, there exists no circumstance or state of facts that constitutes a default by Seller or Tenant under the Tenant Lease, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of Seller or by Tenant, or that entitles Tenant to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder, and (iv) the Tenant has not asserted any defenses, set-offs or claims in connection with the Tenant Lease. Seller has no knowledge of any pending or threatened litigation by Tenant against the Seller with regard to the Tenant Lease. There do not exist any unpaid leasing commissions due with regard to the Tenant Lease or Sublease. Seller has performed all of the duties, liabilities and obligations imposed upon Seller by the terms, provisions and conditions contained in the Tenant Lease and accruing on or prior to the date hereof.

                    7.1.15 ASSESSMENTS AND UTILITIES. There are no unpaid assessments for public improvements against the Property, and Seller has no knowledge of any proposed assessments against the Property. The Property is not subject to assessments for any street paving or curbing heretofore laid. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Real Property are fully installed, currently function properly and service the Real Property adequately for its current use and there are no unpaid assessments or charges for the installation of existing utilities or for making connection thereto that have not been fully paid.

                    7.1.16 TAXES. To the knowledge of Seller, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Property or result in any assessment, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed tax valuation of the Property or any portion thereof.

                    7.1.17 ORGANIZATION AND ENFORCEABILITY. Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada. This Contract and all instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Seller to Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by general principles of equity. Each individual executing this Contract on behalf of Seller represents and warrants to Purchaser that he is duly authorized to do so. Seller does not own stock or any other equity interest in any corporation, partnership or enterprise.

                    7.1.18 CAPACITY. Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller's execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) except as disclosed to Purchaser under the Merger Agreement result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Property may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Property; except in the case of clauses (ii) or
(iii) above for violations, breaches or defaults for which waivers or consents have been or will be obtained or are contemplated by the Merger Agreement not to be obtained prior to the Closing Date (as herein defined).

                    7.1.19 FOREIGN PERSON. Seller is not a "foreign person", "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

                    7.1.20 BOOKS AND RECORDS: FINANCIAL OPERATION. All books and records relating to operating income and expenses of the Property furnished or made available to Purchaser by Seller were and shall be those maintained by Seller in regard to the Property in the normal course of business.

                    7.1.21 NO DEFECTS. There are no structural, physical, mechanical or other defects, infestations or faults affecting or relating to all or any part of the Improvements or Personal Property, including, without limitation, the heating, air conditioning, refrigerating, ventilating, plumbing, life safety and electrical systems, all of which are in good operating condition and repair and in material compliance with all applicable government laws, ordinances, regulations and requirements.

                    7.1.22 EMPLOYEES. Seller has no employees or employee benefits plans.

                    7.1.23 FLOOD PLAIN. No portion of the Real Property is located inside the one hundred (100) year flood plain for Clark County, Nevada, as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Real Property.

                    7.1.24 SOILS. There are no defects or faults in connection with the soils, subsoils, grading or compaction of the Land and any prior environmental contamination has been reduced or remediated to the level required by all laws, regulations, ordinances, rules, orders and other governmental requirements.

                    7.1.25 ASSETS AND LIABILITIES.  Set forth on the Disclosure
Schedule is a true, accurate and complete list of all assets and liabilities of the Seller other than the Land and Improvements permanently affixed thereto.

                    7.1.26 PREPAYMENT. Except for the indebtedness to First Interstate Bank (Wells Fargo), there will not be any prepayment fees or penalties associated with the payoff in cash at or after the Closing of any of the obligations to be assumed by Purchaser. To the extent any prepayment fees or penalties or other costs (the "COSTS") are associated with the payoff in cash at or after Closing of any of the obligations to be assumed by Purchaser, such Costs will be calculated at Closing and will reduce, dollar for dollar, the Purchase Price.

                    7.1.27 DEVELOPMENT. To Seller's knowledge, zoning and other private and governmental restrictions currently in effect would permit the construction of approximately 2,000,000 cubic feet of additional warehouse storage space on the Land.

                    7.1.28 DISCLOSURE. Neither the Contract, including, without limitation, the Disclosure Schedule and the other schedules and exhibits attached hereto, contains any untrue statement of a material fact or omits or shall omit to state a material fact (considered together with the disclosures made in connection with the Merger Agreement) necessary in order to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            7.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents to Seller that, as of the date hereof:

                    7.2.1 ORGANIZATION. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization.

                    7.2.2 AUTHORITY. Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. Each individual executing this Contract on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

                    7.2.3 DISCLOSURE. The representation and warranty of Purchaser under Section 5.6 of the Merger Agreement is by this reference incorporated herein.

            7.3 REMEDIES. Purchaser's execution of this Contract has been made, and the purchase of the Property by Purchaser will have been made, in material reliance by Purchaser on Seller's representations and warranties
contained in this Section.   Section 6.5 of this Contract (with respect to
matters raised during the Inspection Period) and the provisions of Article X of the Merger Agreement shall govern the rights and remedies of Purchaser hereunder if any of the foregoing warranties and representations proves to be untrue or incorrect in any material respect prior to Closing. The representations and warranties set forth in this Section will be true, accurate and correct in all material respects upon the Effective Date and will survive the Closing in the manner set forth in Article XI of the Merger Agreement.

            7.4 SELLER'S COVENANTS. Except to the extent otherwise permitted in the Merger Agreement, Seller agrees that during the period from the date hereof through the Closing Date Seller will perform the following covenants:

                    7.4.1 OPERATION. Seller will (i) operate the Property according to its ordinary and usual course of business consistent with past practice, (ii) continue to offer services and amenities in accordance with past practices, (iii) permit no material change in presently existing policies or agreements with tenants, suppliers and customers without, in each instance, the prior written approval of the Purchaser, (iv) maintain the Improvements and Personal Property in as good a condition and state of repair as that existing on the date of this Contract, and (v) pay as they become due all liabilities of the Seller.

                    7.4.2 NEW CONTRACTS. Seller will not, without the prior written consent of Purchaser, (i) enter into any Operating Contract that will not be fully performable by Seller on or before the Closing Date, (ii) amend, modify or supplement any existing Operating Contract or Permit in any material respect, (iii) enter into any new lease for the Property, (iv) amend, modify, supplement or terminate the Tenant Lease, (v) incur any additional indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investment in, any other entity except, in each case, in connection with the current construction on the Real Property or curing any Objectionable Matter, or (vi) hire or otherwise engage any employees. Any consent requested by Seller pursuant to this Section 7.4.2 will be deemed rejected if Purchaser does not respond by written notice to Seller within ten (10) days after Purchaser's receipt of Seller's written request.

                    7.4.3 LITIGATION. Seller will advise Purchaser promptly of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which concerns or affects the Property in any manner and which is instituted after the Effective Date.

                    7.4.4 CONSTRUCTION. Seller will not, without the prior written consent of the Purchaser, permit any further modifications or additions to the Improvements except as necessary to complete the current construction work. All existing construction will be completed and paid or accrued for in full and a "notice of completion" recorded among the land records of Clark County, Nevada on or before June 30, 1996 and a certificate of occupancy for all space in the Improvements obtained prior to Closing.

                    7.4.5 SALE OF PERSONAL PROPERTY. Seller will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, or acquire any item or group of items constituting Personal Property, except in connection with the current construction work, and except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

                    7.4.6 INSURANCE. Seller will maintain Seller's existing insurance coverage with respect to the Property.

                    7.4.7 FURTHER ENCUMBRANCES. Seller will not encumber or permit further encumbrance of the Property in any manner without the prior written consent of Purchaser.

                    7.4.8 PERFORMANCE UNDER LEASE. Seller will perform all its obligations of landlord or lessor under the Tenant Lease, including any condition for a Tenant's occupancy of the Real Property.

                    7.4.9 COOPERATION. Seller will assist and co-operate with Purchaser prior to Closing (i) in obtaining all Permits to continue operating the Real Property in the present manner and (ii) with any evaluation, inspection, audit or study of the Real Property prepared by, for or at the request of Purchaser.

                    7.4.10 CONSENTS. Seller will promptly file or submit and diligently prosecute any and all applications or notices with federal, state and/or local authorities and all other requests with any private persons or entities for consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate for consummation of this transaction by Seller or to prevent the termination of any Lease, Operating Contract or Permit subject to exceptions contemplated by the Merger Agreement.

                    7.4.11 TERMINATION OF OPERATING CONTRACTS. Seller will terminate effective as of Closing all Operating Contracts which are rejected pursuant to written notice delivered by Purchaser to Seller during the Inspection Period.

                    7.4.12 NOTIFICATION OF SUBSEQUENT EVENTS. Prior to Closing, Seller will notify Purchaser of any notice received by Seller, promptly after receipt by Seller, of any material change in or to the Property.

                    7.4.13 DISTRIBUTIONS. Between the Effective Date and Closing, Seller shall not make ordinary or extraordinary distributions to its partners (except that, during May 1996, Seller may make payments to its partners in the ordinary course and except that Seller may make distributions to its partners up to an aggregate amount of $100,000 less any amounts received by such individuals pursuant to Section 6.1(b)(vii) of the Merger Agreement) of any kind or accept any contributions. The partnership agreement of Seller will not be amended or modified. No new partners shall be admitted to Seller and no existing partners shall withdraw or assign, transfer, pledge or convey their respective partnership interests in Seller.

            7.5 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth below in this Contract. In the event that all of the conditions precedent are not satisfied or waived in writing by the Closing Date, and in addition to any other remedy Purchaser may have for the failure of such condition, Purchaser may terminate this Contract.

                    7.5.1 ABILITY TO OPERATE. At the time of Closing there will not exist any law, ordinance, rule, regulation, standard or guideline ("GOVERNMENTAL REQUIREMENT") of the United States, State of Nevada, County of Clark, City of Las Vegas, or any other political subdivision in which the Real Property is located, or any other political subdivision, agency or instrumentality exercising jurisdiction over Purchaser or the Real Property, which Governmental Requirement could have a material adverse effect on the existence and/or operation of the Real Property as contemplated.

                    7.5.2 ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Seller in this Contract will be true and complete in all material respects on the Closing Date as if made on and as of such date, and Seller shall have performed all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date. At the Closing, there shall be delivered to Purchaser a certificate signed by an authorized representative of Seller to the foregoing effect.

                    7.5.3 TENANT LEASE EFFECTIVE. The Tenant Lease will be in full force and effect.

                    7.5.4 ESTOPPEL CERTIFICATES. Seller will have obtained and delivered to Purchaser not later than ten (10) days prior to the Closing Date "ESTOPPEL CERTIFICATES" (herein so called), executed by Tenant and Subtenant in form reasonably acceptable to Purchaser. Prior to delivering the Estoppel Certificates to Tenant and Subtenant, Seller shall provide Purchaser five (5) Business Days to review the content of such Estoppel Certificates and to respond to Seller with noted discrepancies between the Rent Roll attached hereto as Exhibit J, lease documents provided to Purchaser as a part of the Property Information pursuant to Article 6 and the Estoppel Certificates. Also, Seller will use its best efforts to obtain an Estoppel Certificate from Sub-Subtenant.

                    7.5.5 CONSISTENCY WITH RENT ROLL. Except as contemplated by the Merger Agreement, the information in the Estoppel Certificates will not materially vary from the information included in the Rent Roll attached hereto as Exhibit J and the copies of the Tenant Lease, Sublease and Sub-Sublease delivered to Purchaser for its review as a part of the Property Information.

                    7.5.6 UPDATED RENT ROLL. Seller shall have delivered to Purchaser an updated Rent Roll for the Real Property substantially in the form of Exhibit J attached hereto, and, except as contemplated by the Merger Agreement, the information in such updated Rent Roll will not materially vary from the information included in the Rent Roll attached hereto as Exhibit J.

                    7.5.7 PERMITS. Purchaser will have been issued, or will be reasonably satisfied that Purchaser will be issued or able to obtain immediately after Closing, all material permits and licenses necessary to continue operating the Real Property in the present manner.

                    7.5.8 MERGER . The Merger Agreement has not been permissibly terminated by the Purchaser or JP Distributors and all of the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or waived.

                    7.5.9 TITLE. The Title Company will have irrevocably committed to issue the Title Policy.

                    7.5.10 NO INJUNCTION. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                    7.5.11 ASSUMPTION OF OBLIGATIONS. Except as provided for in the Merger Agreement, Seller shall have delivered to Purchaser written consents from all necessary and appropriate parties to the obligations to be assumed by Purchaser.

                    7.5.12 OPINION. The Purchaser shall have received the written, legal opinion of counsel for the Seller related to the Seller, this Contract, the documents to be delivered at Closing, and consummation of this transaction, satisfactory in form and content to Purchaser.

            7.6 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth below in this Contract. In the event that all of the conditions precedent are not satisfied or waived in writing by the Closing Date, and in addition to any other remedy Seller may have for the failure of such condition, Seller may terminate this Contract.

                    7.6.1 ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Purchaser in this Contract will be true and complete in all material respects on the Closing Date as if made on and as of such date, and Purchaser shall have performed all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date. At the Closing, there shall be delivered to Seller a certificate signed by an authorized officer of Purchaser to the foregoing effect.

                    7.6.2 MERGER. The Merger Agreement has not been permissibly terminated by Industries or E&H Distributing Co., Inc. and all of the conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived.

                    7.6.3 NO INJUNCTION. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                    7.6.4 OPINION. The Seller shall have received the written, legal opinion of counsel for the Purchaser related to the Purchaser, this Contract, the documents to be delivered at Closing, and consummation of this transaction, satisfactory in form and content to Seller.

                    7.6.5 APPROVAL. This Contract shall have been approved by the general partners of Seller in accordance with applicable law.

8.  INDEMNITY.

            8.1 PURCHASER'S INDEMNITY. The Purchaser's indemnification obligations for breach of any representation, warranty or covenant of Purchaser contained in this Contract, and the survival thereof, the thresholds applicable thereto, and the mechanism for addressing claims related thereto, are exclusively as set forth in Articles XI and X of the Merger Agreement, it being understood and agreed that any recovery against Purchaser for any such breach shall be disbursed to Seller's partners in accordance with the provisions of such Article XI.

            8.2 SELLER'S INDEMNITY. Seller's and Seller's partners' indemnification obligations for breach of any representation, warranty or covenant of Seller contained in this Contract, and the survival thereof, and thresholds applicable thereto, and the mechanism for addressing claims related thereto, are exclusively as set forth in Articles XI and X of the Merger Agreement.

9.  CLOSING.

            9.1 CLOSING DATE. The consummation of this transaction (the "CLOSING") will take place at the offices of the Title Company, or at such other location upon which Seller and Purchaser mutually agree, at 10:00 a.m. on the date set for the Merger under the Merger

Agreement (the "CLOSING DATE"), unless Seller and Purchaser mutually agree to an earlier or later date or time.

            9.2 SELLER'S OBLIGATIONS AT THE CLOSING. At the Closing, Seller will do, or cause to be done, the following:

                    9.2.1 DOCUMENTS. Seller will execute, acknowledge (if necessary), and deliver the following documents:

                              9.2.1.1 Grant, Bargain, Sale Deed substantially
in the form and substance of Exhibit D, subject only to the Permitted Encumbrances;

                              9.2.1.2 Assignment of Landlord's Interest in
Lease substantially in the form and substance of Exhibit E;

                              9.2.1.3 Blanket Conveyance, Bill of Sale,
Assignment, and Assumption substantially in the form and substance of Exhibit F; and

                              9.2.1.4 Certificate of Non-Foreign Status
substantially in the form and substance of Exhibit G.

                    9.2.2 TITLE POLICY. Seller will cause the Title Company to issue to Purchaser a standard 1970 Extended Coverage A.L.T.A. Form B Policy of Owner's Title Insurance (or other form acceptable to Purchaser in its sole discretion) (the "TITLE POLICY"), in the amount of the Purchase Price, and insuring that Purchaser has good, marketable and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions and the standard printed exceptions modified as follows:

                              9.2.2.1 The exception for restrictive covenants
will be modified to read either "None" or "None except for restrictions to which Purchaser has either not objected or waived any objections,"

                              9.2.2.2 The area and boundary lines,
encroachments and overlapping of improvements exception will be modified so as to refer only to "shortages in area,"

                              9.2.2.3 The exception as to the lien for taxes
will be limited to those which are a lien but not yet due and payable, and

                              9.2.2.4 Any exception for "parties in possession"
will be limited to the rights of lessees or tenants under the Tenant Lease, the Sublease and the Sub-Sublease as disclosed to Purchaser.

In addition, paragraph 14 of the Conditions and Stipulations of the Title Policy will be deleted, and the Title Policy shall include the following endorsements to coverage to the extent available for title insurance covering real property in the State of Nevada: access, survey, contiguity, zoning (ALTA 3.1), subdivision, an endorsement deleting creditor's rights exceptions to coverage, an inflation protection endorsement, an endorsement providing that the liability limit applies to the Real Property as a whole and cannot be split by parcels of land, and such other endorsements as may be reasonably requested by Purchaser (the "ENDORSEMENTS"). The Title Policy will be issued by the Title Company, on behalf of the Title Underwriter.

                    9.2.3 ORIGINAL DOCUMENTS. Seller will deliver (outside of escrow) to Purchaser originals within Seller's possession of all items enumerated in Section 6.1 of this Contract.

                    9.2.4 POSSESSION. Seller will deliver possession of the Property, subject to the Tenant Lease, the Sublease and the Sub-Sublease.

                    9.2.5 KEYS. Seller will deliver (outside of escrow) all keys and master keys to all locks located on the Real Property, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

                    9.2.6 ADDITIONAL DOCUMENTS. Seller will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate this Contract, including, by way of example, closing statements, releases, evidence of the authority of the party executing instruments on Seller's behalf and (subject to the terms of this Contract and the Merger Agreement) delivery of instruments required by the Title Company under Schedule B, Section 1 of the Title Commitment.

                    9.2.7 COSTS. Seller or Purchaser will pay all costs allocated to Seller pursuant to Section 9.4 of this Contract, as contemplated pursuant to the Merger Agreement.

            9.3 PURCHASER'S OBLIGATIONS AT THE CLOSING. At the Closing, Purchaser will do, or cause to be done, the following:

                    9.3.1 PAYMENT OF CONSIDERATION. Purchaser will pay to Seller the Purchase Price in JP Stock, as adjusted in accordance with the provisions of this Contract and the Merger Agreement, and assume all debts, liabilities and other obligations of Seller in accordance with the Blanket Conveyance, Bill of Sale, Assignment and Assumption Agreement.

                    9.3.2 ADDITIONAL DOCUMENTS. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this Contract, including by way of example, closing statements, a certified copy of corporate resolutions, evidence of qualification to do business in Nevada and evidence of the authority of the party executing instruments on behalf of Purchaser reasonably required by the Title Company.

                    9.3.3 COSTS. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.4 of this Contract.

            9.4  COSTS AND ADJUSTMENTS AT CLOSING.

                    9.4.1 EXPENSES. Seller will be responsible for the title examination fees and the Title Policy premium (including the cost of any special deletions from standard printed exceptions on the Title Policy, the Endorsements and other endorsements to the Title Policy required by Purchaser), the cost of the UCC Searches, the cost of preparing the Survey, all transfer taxes, all of the recording fees, and one-half of the escrow fees charged by the Title Company (collectively, the "CREDIT EXPENSES"). Purchaser shall receive a credit against the Purchase Price in the amount of the Credit Expenses in accordance with Schedule 3.2(b)-2 of the Merger Agreement. Purchaser will be responsible for one-half of the escrow fees charged by the Title Company. Seller and Purchaser will be responsible for the fees and expenses of their respective attorneys.

                    9.4.2 REAL ESTATE TAXES. Because the Tenant of the Real Property pays all taxes there will be no proration of real estate taxes.

                    9.4.3 RENTS. All rents, additional rents and other sums actually paid under the Tenant Lease for the month of Closing will be prorated as of the Closing Date.

10. REMEDIES.

            10.1 DEFAULT BY SELLER. In the event that Seller wrongfully fails or refuses to consummate the sale of the Property pursuant to this Contract or if Seller fails to perform any of Seller's other obligations hereunder either prior to or at the Closing, the provisions of Section 6.5 of this Contract and the provisions of Articles X and XI of the Merger Agreement shall exclusively govern Purchaser's rights and remedies, including any right to terminate this Contract.

            10.2 DEFAULT BY PURCHASER. In the event that Purchaser wrongfully fails or refuses to consummate the purchase of the Property pursuant to this Contract or if Purchaser fails to perform any of Purchaser's other obligations hereunder either prior to or at the Closing, the provisions of Articles X and XI of the Merger Agreement shall govern Seller's rights and remedies, including any right to terminate this Contract. Any rights, remedies or recoveries of Seller against Purchaser shall, pursuant to the Merger Agreement, be exercised and retained directly by Seller's partners.

11. RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

            11.1 RISK OF LOSS. Subject to the other provisions of this Article 11, risk of loss or damage to the Property, or any part thereof, by fire or other casualty from the effective date of this Contract through the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

            11.2 CASUALTY DAMAGE. If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Purchaser written notice of such damage. Purchaser will have the option either (i) to require Seller to convey the Property to Purchaser, in its damaged condition and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property, in which event Seller will pay to Purchaser the amount of any deductible under applicable insurance policies but Seller will have no liability or obligation to repair or replace the Property, or (ii) if the damage constitutes an event or occurrence which has or could have a "material adverse effect" within the contemplation of
Section 8.14 of the Merger Agreement, to terminate this Contract by written notice to Seller within twenty (20) Business Days after receipt of Seller's notice (but not later than the Closing Date).

            11.3 CONDEMNATION. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to the Property or any portion thereof, which event or occurrence has or could have a "material adverse effect" within the contemplation of Section 8.14 of the Merger Agreement,, Purchaser may, at Purchaser's election, terminate this Contract by written notice to Seller within twenty (20) Business Days after Purchaser has been notified of the commencement of such condemnation
proceedings (but not later than the Closing Date).   If Purchaser does not
exercise such right to terminate within the period prescribed, then Purchaser shall consummate the purchase of the Property without any reduction in the Purchase Price as a result thereof, and the right to collect any condemnation award shall be assigned by Seller to Purchaser.

12. COMMISSIONS AND FEES.

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Seller has not taken any action which would result in any real estate broker's or finder's fees or commissions being due and payable to any party with respect to the transaction contemplated hereby except for Greif & Co., the payment of which fee has been provided for under the Merger Agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker's or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Indemnity obligations with respect to this Section 12 are as provided for in Article XI of the Merger Agreement.

13. NOTICES.

            13.1 WRITTEN NOTICE. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

            13.2 METHOD OF TRANSMITTAL. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

            13.3 ADDRESSES. The addresses for proper notice under this Contract are as follows:

              Purchaser:           JP Foodservice, Inc.
                                   9830 Patuxent Woods Drive
                                   Columbia, Maryland  21046
                                   Attn:  Lewis Hay, III, Senior Vice President

                with a copy to:    Shaw, Pittman, Potts & Trowbridge
                                   2300 N Street, N.W.
                                   Washington, D.C.  20037
                                   Attn:  Richard J. Parrino, Esq.

              Seller:              "Z" Leasing Co.
                                   300 West Bonanza Road
                                   Las Vegas, Nevada  89106
                                   Attn:  R. Phillip Zobrist

                with a copy to:    Carlsmith Ball Wichman Case & Ichiki
                                   555 South Flower Street, 25th Floor
                                   Los Angeles, California  90071
                                   Attn:  Randolph G. Muhlestein, Esq.

Either party may from time to time by written notice designate a different address to the other party.

14. ASSIGNMENT.

         Neither party will have the right to assign this Contract, except that Purchaser will (subject to compliance with applicable pooling requirements) have the right to assign this Contract or any of its rights hereunder without the prior written consent of Seller to an affiliate of Purchaser. However, no such assignment shall relieve JP Foodservice, Inc. from any of its obligations hereunder.

15. INTERPRETATION.

            15.1 ENTIRE AGREEMENT. This Contract and the Merger Agreement embody the entire agreement among the parties with respect to the subject matter hereof and thereof and cannot be varied except by the written agreement of the parties.

            15.2 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 14, this Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

            15.3 MULTIPLE COUNTERPARTS. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

            15.4 CONTROLLING LAW. This Contract will be construed under, governed by and enforced in accordance with the laws of the State of Nevada.

            15.5 EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

            15.6 NO RULE OF CONSTRUCTION: Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

            15.7 SEVERABILITY. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein unless as a result thereof there would arise a material failure of consideration.

            15.8 CONSTRUCTION OF CERTAIN WORDS. "Any" will be construed as "any and all." "Including" will be construed as "including but not limited to."

            15.9 TIME OF ESSENCE. Time is important to both Seller and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

            15.10 BUSINESS DAYS. "Business Day" means any day on which business is generally transacted by banks in Clark County, Nevada. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

16. IRS REPORTING REQUIREMENTS.

         For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service ("IRS") that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS REPORTING REQUIREMENTS"), Seller and Purchaser hereby designate and appoint the Title Company to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

17. EFFECTIVE DATE.

         This Contract will be deemed executed as of the day and year first written above.

                                   SELLER:




                                   "Z" LEASING CO., a Nevada general
                                     partnership




Date:                              By:
     --------------------------       -------------------------------------
                                      Lloyd K. Benson, General Partner




Date:                              By:
     --------------------------       -------------------------------------
                                      Duane H. Zobrist, General Partner

Date:                                 By:
     --------------------------          -------------------------------------
                                         E. Mark Zobrist, General Partner





Date:                                 By:
     --------------------------          -------------------------------------
                                         Gerry R. Zobrist, General Partner




Date:                                 By:
     --------------------------          -------------------------------------
                                         R. Phillip Zobrist, General Partner




Date:                                 By:
     --------------------------          -------------------------------------
                                         Richard D. Zobrist, General Partner





                                      PURCHASER:




                                      JP FOODSERVICE, INC., a Delaware
                                        corporation





Date:                                 By:
     --------------------------          ----------------------------------

                                      Name:
                                           --------------------------------

                                      Title:
                                            -------------------------------

                            JOINDER BY TITLE COMPANY

         The undersigned, Nevada Title Insurance Company (referred to in this Contract as the "TITLE COMPANY"), hereby acknowledges that it received this Contract executed by Seller and Purchaser on the ____day of _________, 1996, and accepts the obligations of the Title Company as set forth herein.

                                      NEVADA TITLE INSURANCE COMPANY



                                      By:
                                         ---------------------------------

                                      Name:
                                           -------------------------------

                                      Title:
                                            ------------------------------

                             SCHEDULE OF EXHIBITS:


Exhibit A     --   Legal Description
Exhibit B     --   Surveyor's Certificate
Exhibit C     --   Intentionally Deleted
Exhibit D     --   Grant, Bargain, Sale Deed
Exhibit E     --   Assignment of Landlord's Interest in Lease
Exhibit F     --   Blanket Conveyance, Bill of Sale, Assignment and Assumption
Exhibit G     --   Certificate of Nonforeign Status
Exhibit H     --   Intentionally Deleted
Exhibit I     --   Intentionally Deleted
Exhibit J     --   Rent Roll


                                  SCHEDULES


Disclosure Schedule       --      All Liabilities
                                  All Assets